BancFirst Corporation Announces Acquisition of Exchange Bancshares of Moore, Inc.

OKLAHOMA CITY, Dec. 10, 2010 /PRNewswire-FirstCall/ -- BancFirst Corporation (Nasdaq: BANF) today announced that it has completed the previously announced acquisition of Exchange Bancshares of Moore, Inc., and its subsidiary bank, Exchange National Bank of Moore. Exchange National Bank of Moore has approximately $146 million in total assets, $57 million in loans, $109 million in deposits, and $13 million in equity capital.  The acquisition will be accounted for under the acquisition method. The bank will operate under its present name until it is merged into BancFirst, which is expected to be during the second quarter of 2011.

About BancFirst

BancFirst Corporation (the Company) is an Oklahoma based financial services holding company.  The Company's principal subsidiary bank, BancFirst, is Oklahoma's largest state-chartered bank with 87 banking locations serving 48 communities across Oklahoma. More information can be found at bancfirst.com.

The Company may make forward-looking statements within the meaning of Section 27A of the securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters.  Forward-looking statements include estimates and give management's current expectations or forecasts of future events.  The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time.  Actual results may differ materially from forward-looking statements.

CONTACT:  David Rainbolt, chief executive officer of BancFirst Corporation, +1-405-270-1002